EXHIBIT 99.1

AGREEMENT OF REPORTING PERSONS

Each of the undersigned hereby agrees to file jointly this Schedule to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934. It is understood and agreed that each of the parties hereto is responsible for the timely filing of this Schedule and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to this Schedule, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated: February 14, 2022	MOUSSERENA, L.P. By: /s/ Charles Heilbronn Name: Charles Heilbronn Title: President of Serena Limited, General Partner of Mousserena, L.P.
Dated: February 14, 2022	/s/ Charles Heilbronn Name: Charles Heilbronn